Exhibit 99.1

September 17, 2014

Dear Corgenix Customer,

We are pleased to share with you that Corgenix has signed a merger agreement to be acquired by Orgentec Diagnostika, a leading global provider of specialty diagnostic products.

This acquisition will greatly expand and enhance the menu of specialty diagnostic tests that we can offer you in the future. You will have access to a broad menu of diagnostic assays across the autoimmune, vascular, infectious disease and organ function specialties.  In addition, our increased scale and resources will enable us to invest more in researching and developing the next generation of diagnostic products.

Orgentec shares the same high level of commitment that we do to serving our customers.  You are our number one priority, and we will continue to interact and support you as we always have.  We will continue to operate our U.S. commercial activities, including research and development, manufacturing and distribution, from Broomfield, Colo.  In addition, Orgentec has high-quality production facilities in Europe that may be beneficial to us in the future.

Attached is a press release with more details on our combination.  We will update you on any pertinent developments as we bring our companies together over the next several months.  In the meantime, if you have any questions, please do not hesitate to contact your representative or me directly.

Thank you for your many years of partnership with Corgenix.  We are excited about this next phase of growth, and the benefits it will bring to Corgenix and you in the future.  We look forward to many more opportunities for an enhanced and mutually successful partnership.

Sincerely,

Douglass T. Simpson

President & Chief Executive Officer

11575 Main Street, Suite 400 • Broomfield, CO  80020  USA •  303.457.4345 •  800.729.5661 • Fax 303.457.4519

Cautionary Statement Regarding Forward-Looking Statements

We caution you that this document may contain disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the Company and the Merger. Forward-looking statements include statements in which we may use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties. Factors that could cause events not to occur as expressed in the forward-looking statements in this document include, but are not limited to, unanticipated delays; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted with respect to the Merger; and the inability to complete the Merger due to the failure to obtain the shareholder approval or the failure to satisfy other closing conditions, as well as other risk factors detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 30, 2013 under the captions “Forward Looking Statements” and “Risk Factors” and otherwise in the Company’s reports and filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. The Company assumes no obligation to update, revise or correct any forward-looking statements after the date of this document or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information about the Merger and Where to Find It

This document may be deemed to be solicitation material with respect to the Merger. In connection with the Merger, the Company intends to file a preliminary proxy statement and file or furnish other relevant materials with the Securities and Exchange Commission (the “SEC”). Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed to the shareholders of the Company. THE COMPANY’S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED OR FURNISHED WITH THE SEC, INCLUDING THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The proxy statement and other relevant materials (when they become available), and any and all documents filed or furnished by the Company with or to the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s investors and security holders may obtain free copies of the documents filed or furnished by the Company with or to the SEC by directing a written request to Corgenix Medical Corporation, 11575 Main Street, Suite 400, Broomfield, Colorado 80020, Attention: William H. Critchfield.

Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company with respect to the special meeting of shareholders that will be held to consider the Merger. Information about those executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, which was filed with the SEC on September 30, 2013, and is supplemented by other public filings made, and to be made, with the SEC by the Company. Information regarding the direct and indirect interests of the Company, its executive officers and directors and other participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available and may, in some cases, be different from those of the Company’s security holders generally.